Exhibit (c)(2)

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[LOGO]

Highly Confidential

Project Nectar

Presentation to the Board of Directors

Goldman, Sachs & Co.

05-Oct-03

Table of Contents

I.	Summary of Proposal and Process

II.	Nectar Stock Price Performance

III.	Review of Nectar Projections

IV.	Transaction Analysis

Appendix A:	Sizing Analysis for Potential Secondary Share Offering

Appendix B:	Supplemental Information

Goldman Sachs does not provide accounting, tax or legal advice. In addition, we mutually agree that, subject to applicable law, you (and your employees, representatives and other agents) may disclose any aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, and all materials of any kind (including tax opinions and other tax analyses) related to those benefits, with no limitations imposed by Goldman Sachs.

I.              Summary of Proposal and Process

Summary of Proposal

Acquirer	•	Leonard Green & Partners, L.P. via its wholly-owned subsidiary Mercury Man Holdings Corporation (“Buyer”)

Consideration	•	$24.85 per share in cash for the outstanding Class A and Class B common stock of Nectar

Structure	•	One-step merger

No Solicitation	•	Nectar to terminate all other discussions and negotiations

Fiduciary Out	•	Board may negotiate with respect to an unsolicited Superior Proposal subject to compliance with the Agreement
	•	Board may recommend or enter into an agreement with respect to a Superior Proposal subject to compliance with the Agreement (including payment of Termination Fee and Termination Expenses)

Shareholder Vote	•	Holders of a majority of the Class A common stock

Voting Agreement	•	Significant shareholders agree to vote in favor of the transaction subject to limited exceptions (including termination of the Agreement)
Management Participation	•	Certain employees to invest approximately $4 million as part of the transaction

Financing	•	$100.0 million Term Loan (plus $50 million revolving credit facility)
	•	$150.0 million Senior Subordinated Notes (or borrowings under a bridge financing facility)
	•	$82.3 million Senior Preferred Stock
	•	$82.3 million Junior Preferred Stock
	•	$40.0 million Common Stock
	•	Debt facilities subject to specified MAC and market-outs
•

Buyer’s equity obligations are contingent upon funding of debt facilities or Buyer obtaining other debt on substantially similar terms to debt facilities; Buyer obligated to increase equity component by up to $20 million to the extent substantially similar financing would be available as a result of such equity contribution

	•	Buyer’s equity obligation can be reduced through use of Nectar’s balance sheet cash subject to minimum equity investment of $190 million

Fees and Expenses	•	Termination Fee of $12.5 million payable to Buyer upon termination for certain reasons
•

Termination Expenses (not to exceed $2.0 million) also payable in certain other circumstances, including termination as a result of no shareholder approval, company breach, company failure to get required consents and a company MAC

	•	Company expenses (not to exceed $2.0 million) reimbursed upon termination for certain reasons

Expected Signing Date	•	October 5/6, 2003

Overview of Sale Process

•                  In 2001, Peter J. Solomon conducted broad auction of Nectar

•                  Contacted over 120 potential buyers(1)

•                  No final bids received(1)

•                  Goldman Sachs engaged February 26, 2003 to assist Nectar in exploring strategic alternatives ($20.00 closing price)

•                  Contacted 55 strategic and financial buyers on Nectar’s behalf and also received several unsolicited inquires

•                  28 potential buyers signed confidentiality agreements

•                  Limited interest from strategic buyers

•                  1-800-FLOWERS.com and Wal-Mart had discussions with management but ultimately decided not to submit a bid for Nectar

•                  Five potential financial buyers submitted preliminary bids on July 23, 2003 ($23.95 closing price)

•                  Four were selected by Nectar to meet with management

•                  During August and September these potential financial buyers conducted due diligence and met with management including CEO Bob Norton

•                  Final bids were received on September 25, 2003 from Leonard Green, Hellman & Friedman and Fremont ($22.73 closing price)

(1)       Source: 2002 Merger Proxy and Nectar management

Process Summary

Contacted - Not Interested (27)

Memo Reviewed - Not Interested (14)

Expressed Interest - Did Not Bid (9)

Preliminary Bid Received (1)

Invited for Management

Presentation (1)

Final Bid

Received

(3)

II. Nectar Stock Price Performance

Stock Price Performance

[CHART]

See chart on page 8 above describing stock price performance daily from June 22, 2003 to October 3, 2003.

Source: Factset as of October 3, 2003

Shares Traded at Various Prices(1)

Selected Time Intervals

1 Month

[CHART]

See chart on page 9 above describing shares traded at various prices daily for the one month period from September 3, 2003 to October 3, 2003.

3 Month

[CHART]

See chart on page 9 above describing shares traded at various prices daily for the three month period from July 3, 2003 to October 3, 2003.

6 Month

[CHART]

See chart on page 9 above describing shares traded at various prices daily for the six month period from April 3, 2003 to October 3, 2003.

1 Year

[CHART]

See chart on page 9 above describing shares traded at various prices daily for the one year period from October 3, 2002 to October 3, 2003.

(1)          Source: Factset as of October 3, 2003

Indexed Stock Price Performance(1)

Selected Time Intervals

1 Month

[CHART]

See chart on page 10 above describing the indexed stock price performance daily for the one month period from September 3, 2003 to October 3, 2003.

3 Month

[CHART]

See chart on page 10 above describing the indexed stock price performance daily for the three month period from July 3, 2003 to October 3, 2003.

6 Month

[CHART

See chart on page 10 above describing the indexed stock price performance daily for the six month period from April 3, 2003 to October 3, 2003.

1 Year

[CHART]

See chart on page 10 above describing the indexed stock price performance daily for the one year period from October 3, 2002 to October 3, 2003.

(1)          Source: Factset as of October 3, 2003

Equity Research Viewpoint

Broker	Recommendation	Price Target		Selected Comments
Jeffrey Stein McDonald Investments August 5, 2003	Hold	NA	•	We are downgrading the rating on Nectar from BUY (2) to HOLD (3) based upon the slowdown in growth over the past six months in the Florist business

•

While we are optimistic about the long-term prospects of the Florist business, this segment is likely to be a drag on the growth rate over the next 12 months. Given the difficult circumstances facing most small businesses, we believe that Nectar will be challenged to convince their customers to step up and write checks before the economy begins to improve

			•	Long-term, we believe that a healthy Florist segment is vital to the business model. The business is a cash cow and the size of the distribution network is a key reason why Nectar.com is so profitable

Robert Labick CJS Securities August 5, 2003	Market Outperform	$30.00

The Consumer business’ success is driving growth for the company.  For FY2004 we are looking for revenue growth of 17% and operating profit growth of 40%. New relationships with specialty gift companies, expansion of current relationships, and continued migration of floral and gift purchases on the web should drive these results

Florist business opportunity remains significant as well. The company’s efforts of doubling the sales force has begun to show results

One event investors are looking to is the potential liquidity event from insider LBO firms. … it seems logical to us that if these firms were to sell their shares, they would do so in an orderly manner (i.e. secondary offering). We believe any such offering would bring liquidity and potentially additional coverage to Nectar perhaps reducing the valuation gap to its peers

III.           Review of Nectar Projections

Summary of Historical and Projected Financials(1)

$ in millions, except per share data

Net Revenues

[CHART]

See chart on page 13 above describing net revenues.

Earnings Per Share

[CHART]

See chart on page 13 above describing earnings per share.

EBITDA

[CHART]

See chart on page 13 above describing EBITDA.

EBIT

[CHART]

See chart on page 13 above describing EBIT.

(1)          Based on Nectar management budget and forecast. Historical figures exclude non-recurring items.

Summary of Historical and Projected Financials(1)

$ in millions

Consumer Segment(2)

Net Revenues

[CHART]

See chart on page 14 above describing net revenues for the consumer segment.

EBITDA

[CHART]

See chart on page 14 above describing EBITDA for the consumer segment.

Florist Segment(3)

Net Revenues

[CHART]

See chart on page 14 above describing net revenues for the florist segment.

EBITDA

[CHART]

See chart on page 14 above describing EBITDA for the florist segment.

(1)          Based on Nectar management budget and forecast; All references to business segment financial performance are before inter-company eliminations and/or corporate expenses.

(2)          Includes restricted stock expense of $1.3mm and $1.1mm in FY2001 and FY2002, respectively.

(3)          Bi-annual Floral Selections Guide sales contribute to the uneven growth trajectory of the Florist Segment.

IV. Transaction Analysis

Summary of Transaction Premiums

$ in millions, except per share data

Proposed Price Per Share		$24.85
Premium to Current Share Price (10/03/03)	$24.31	2.2%
Premium to Last Closing Price Before Exclusivity Period (9/26/03)	21.41	16.1%

Aggregate Consideration
Fully Diluted Equity Consideration(1)		$418
Fully Diluted Levered Consideration(1)		$433

	Implied Premium to Nectar Stock Price
5-Trading Day Average	$23.52	5.7%
10-Trading Day Average	23.17	7.3%
1-Month Weighted Average	23.96	3.7%
3-Month Weighted Average	23.50	5.7%
6-Month Weighted Average	22.39	11.0%
1-Year Calendar Weighted Average	20.61	20.6%
Transaction Leaked in New York Post (5/27/03)	21.95	13.2%
Goldman Sachs Engaged (2/26/03)	20.00	24.3%

52 Week High	$25.60	(2.9)%
52 Week Low	11.85	109.7%

(1)  Assumes net debt of $14.8mm and 16.4mm shares outstanding.  Assumes 1.0mm options outstanding with weighted average share price of $13.81.

Summary of Transaction Multiples(1)

$ in millions, except per share data

Proposed Price Per Share		$24.85

Consideration
Fully Diluted Equity Consideration(2)		$418
Fully Diluted Levered Consideration(2)		433

Adjusted EBITDA
FY 2003A	$44.7	9.7	x

Management
FY 2004E	$48.9	8.9	x
FY 2005E	62.6	6.9

EPS
FY 2003A	$1.22	20.4	x

Management
FY 2004E	$1.41	17.6	x
FY 2005E	2.00	12.5

Street
FY 2004E	$1.38	18.0	x
CY 2004E	1.54	16.1

(1)  Based on Nectar management budget and forecast and IBES median estimates.

(2)  Assumes net debt of $14.8mm and 16.4mm shares outstanding.  Assumes 1.0mm options outstanding with weighted average share price of $13.81.

Nectar Discounted Cash Flow Analysis

$ per Share

10 Year Discounted Illustrative Cash Flow Sensitivity (1) (2) (3) (4) (5)

Illustrative Equity Value Indication Per Share ($)

EBITDA Margin

	Revenue Growth
	6%	9%	12%	15%
11.0%	14.94	18.58	23.11	28.74
12.0%	16.35	20.32	25.25	31.38
13.0%	17.76	22.05	27.39	34.03
14.0%	19.17	23.79	29.54	36.67

Discounted Cash Flow of Management Projections (4) (5) (6) (7)

Illustrative Equity Value Indication Per Share ($)

Discount Rate

	Terminal Multiple of EBITDA
	6.0 x	7.0 x	8.0 x	9.0 x	10.0 x
18.0%	21.38	24.15	26.92	29.69	32.45
16.0%	22.29	25.19	28.10	31.00	33.90
14.0%	23.26	26.31	29.35	32.40	35.44
12.0%	24.30	27.49	30.69	33.89	37.08

	’01-’03	’03-’06
Revenue CAGR	9.0%	13.8%

	2003A	2006E
EBITDA Margin	12.3%	14.1%

	’01-’03	’04-’06
Weighted Avg. EBITDA Margin	11.8%	13.1%

(1)  Free cash flow discounted to end of September 2003 with Q1 cash flows excluded from FY 2004E. Terminal value calculated as of end of FY 2013.

(2)  Assumes a 14.0% discount rate and a 8.0x multiple of terminal EBITDA.

(3)  Assumes working capital and capital expenditures are -3.4% and 1.1% of sales, respectively.  Assumes depreciation is 110% of capex and a 41% tax rate.

(4)  Assumes net debt of $14.8 million and 16.4 million basic shares outstanding.

(5)  Assumes 1.0 million options outstanding  with a weighted average strike price of $13.81 per share.

(6)  Based on Nectar management budget and forecast.

(7)  Free cash flow discounted to end of September 2003 with Q1 cash flows excluded from FY 2004E. Terminal value calculated as of end of FY 2006.

Comparison of Various EBITDA Forecasts
Nectar Management and Wall Street Research

$ in millions

[CHART]

See chart on page 19 above comparing various EBITDA forecasts.

(1)       Page 61 of Joint Proxy / Prospectus dated June 4, 2002.

(2)       Based on Nectar management budget and forecast.

(3)       Based on McDonald Research as of January 31, 2003.

Nectar EPS Performance vs. Street Estimates

$ per share

Period	Date of Report(1)	Estimate(1)	Actual Reported Result
2Q 2003	10/24/02	$0.17	$0.20

3Q 2003	10/24/02	$0.30	$0.32
	1/28/03	$0.30
	3/21/03	$0.30

4Q 2003	10/24/02	$0.34	$0.35
	1/31/03	$0.32
	4/29/03	$0.32
	6/23/03	$0.32

FY 2003	10/18/02	$1.10	$1.22
	10/24/02	$1.15
	1/28/03	$1.17
	4/29/03	$1.18
	6/23/03	$1.18

(1)       Based on McDonald Research.

Appendix A: Sizing Analysis for Potential Secondary Share Offering

Sizing Analysis for a Potential Secondary Share Offering(1)

$ in millions

Sizing a Nectar Offering

Share Price as of 3-Oct-2003:     $24.31

	Shares (mm)	Dollar Value
Shares Outstanding (mm)	16.39	$398.49
Approximate Float (mm)	3.96	96.17
6-Month Average Daily Volume	0.03	0.63

Offer Size	$75	$100	Median Recent Follow-Ons	Median Recent Follow-Ons of Greater than 75 Days Trading Volume
Shares Offered	3.09	4.11	NM	NM
% of Current Shares
Outstanding	18.8%	25.1%	15.6%	29.1%
% of Float	78.0%	104.0%	22.6%	43.0%
# of Days Trading Volume	118	158	26	110

Volume Traded at Various Prices

[CHART]

See chart on page 22 above describing volume traded at various prices daily from July 3, 2003 to October 3, 2003.

Recent Follow-on Offerings Less than or Equal to $100mm

Trade Date	Issuer	Offer Size	% of Deal Secondary	Days Trading Volume	% of Float	% of Shares Outstanding	% Change Price File/Offer	Discount to Issuer Specific
								Last Sale	Group
18-Sep-03	Frontier Airlines Inc	$80	0%	15	16.1%	15.6%	(5.6)%	(4.0)%	Transportation
10-Sep-03	Lexar Media Inc	83	0	4	9.2	7.1	(2.0)	0.0	Comp. & Electronics
21-Aug-03	OGE Energy Corp	100	0	15	6.1	5.8	1.9	(1.4)	Utility-Electric
20-Aug-03	@Road Inc	91	38	26	31.8	13.3	19.4	(0.9)	Comp. & Electronics
18-Aug-03	Philadelphia Suburban	94	0	22	6.1	5.8	0.6	(1.7)	Utility
13-Aug-03	Altiris Inc	94	40	30	29.6	23.1	(15.2)	(1.3)	Comp & Electronics
21-Jul-03	ONYX Pharmaceuticals	76	0	29	35.2	26.5	0.3	(1.7)	Healthcare
18-Jul-03	Correctional Prop. Trust	83	0	97	42.8	42.3	(8.9)	(2.0)	Real Estate
17-Jul-03	Vicuron Pharmaceuticals	83	0	40	15.8	12.8	(2.5)	(0.7)	Healthcare
10-Jul-03	Newcastle Inv. Corp	81	0	55	22.6	17.0	2.0	(2.4)	Real Estate
09-Jul-03	SafeNet Inc	83	93	10	27.5	19.9	12.5	(4.3)	Comp & Electronics
18-Jun-03	SRA International Inc	91	18	28	47.7	22.3	4.0	(5.4)	Defense Contractors
18-Jun-03	Chicago Merc. Exchange	85	100	6	4.0	3.7	43.8	0.0	Finance
22-May-03	Portfolio Recovery Associ	89	100	34	53.0	20.5	(2.3)	(5.7)	Finance
09-May-03	Federal Realty Inv. Trust	87	0	15	6.6	6.2	(1.8)	(1.8)	Real Estate
	Mean	$87	26%	28	23.6%	16.1%	3.1%	(2.2)%
	Median	85	0	26	22.6	15.6	0.3	(1.7)

Recent Follow-On Offerings With >75 Days of Trading Volume

Trade Date	Issuer Name	Offer Size	% of Deal Secondary	Days Trading Volume	% of Float	% of Shares Outstanding	% Change Price File/Offer	Discount to Last Sale
28-Feb-03	Southwestern Energy Co	$94.9	0%	117	55.1%	32.4%	(2.0)%	(0.2)%
13-Feb-03	Oil States International Inc	77.0	100	93	38.2	14.4	(13.1)	(2.7)
26-Jul-02	Nu Skin Enterprises Inc	79.1	100	110	35.9	11.4	(34.4)	(6.6)
11-Jul-02	First Community Bancorp	83.3	0	263	78.3	45.1	(0.9)	(6.7)
01-Jul-02	KV Pharmaceutical Co	94.0	18	79	27.1	19.7	(23.2)	(2.1)
08-May-02	Willbros Group Inc	82.4	17	103	83.8	31.2	19.9	(2.3)
23-Apr-02	Regent Communications	78.8	0	162	43.0	29.1	4.5	(5.1)
13-Mar-02	AMC Entertainment Inc	94.5	0	82	57.1	45.8	(25.5)	(4.6)
12-Mar-02	Regal-Beloit Corp	83.1	0	153	17.7	17.1	6.5	(5.1)
25-Feb-02	Lithia Motors Inc	91.3	20	230	80.0	54.2	(7.4)	(0.5)
15-Feb-02	Irwin Financial Corp	76.4	0	85	35.7	25.3	(25.9)	(9.9)
07-Feb-02	Actuant Corp	91.5	0	113	78.3	37.0	(0.6)	(5.9)
07-Dec-01	BioMarin Pharmaceutical Inc	84.0	0	90	17.8	16.2	(0.4)	(7.5)
09-Nov-01	Applied Films Corp	76.5	22	97	68.8	47.9	(10.5)	(1.0)
06-Nov-01	Silgan Holdings Inc	77.9	100	239	34.7	23.0	(13.7)	(0.5)
	Mean	$84.3	25.1%	134	50.1%	30.0%	(8.5)%	(4.0)%
	Median	83.1	0.0	110	43.0	29.1	(7.4)	(4.6)

(1)       Based on basic shares outstanding information as per Nectar management as of September 19, 2003.

Appendix B: Supplemental Information

Comparison of Selected Companies

$ in millions, except per share data

							Enterprise
Company	Closing Price 10/03/03	% of 52 Week High	Equity Market Cap (1)	Enterprise Value (1)			Value Multiples						Calendarized
					Sales				EBITDA				P/E Multiples (2)
					LTM		LTM		2003		2004		2003		2004
Nectar at Market (CY) (3)	$24.31	95%	$409	$424	1.2	x	9.5	x	9.6	x	NA		18.7	x	15.8	x
Mgmt Est. (CY) (4)									9.1		7.6		18.5		14.3
Nectar at $24.85 (CY) (3)	24.85	97	418	433	1.2		9.7		9.8		NA		19.1		16.1
Mgmt Est. (CY) (4)									9.3		7.8		18.9		14.6

Direct Marketing
1-800-FLOWERS.com (5)	$8.54	79%	$561	$513	0.9	x	21.2	x	16.0	x	12.3	x	33.5	x	21.0	x

Social Expression
American Greetings (6)	$20.11	98%	$1,591	$2,035	1.0	x	7.0	x	6.7	x	6.4	x	12.3	x	11.0	x
Blyth	27.84	92	1,285	1,370	1.0		7.1		NA		7.2		13.3		12.0

	Mean	95%	$1,438	$1,702	1.0	x	7.1	x	6.7	x	6.8	x	12.8	x	11.5	x
	Median	95%	$1,438	$1,702	1.0	v	7.1	x	6.7	x	6.8	x	12.8	x	11.5	x

Merchant & Transaction Processing
Alliance Data Systems	$28.01	95%	$2,318	$2,434	2.6	x	13.9	x	12.9	x	11.5	x	33.0	x	28.0	x
National Processing	20.62	95	1,081	870	1.9		9.2		8.9		7.9		22.8		20.3
Pegasus Solutions (7)	12.90	76	322	302	1.7		9.0		8.6		6.9		29.7		21.5

	High	95%	$2,318	$2,434	2.6	x	13.9	x	12.9	x	11.5	x	33.0	x	28.0	x
	Mean	89%	$1,241	$1,202	2.1	x	10.7	x	10.1	x	8.8	x	28.5	x	23.3	x
	Median	95%	$1,081	$870	1.9	x	9.2	x	8.9	x	7.9	x	29.7	x	21.5	x
	Low	76%	$322	$302	1.7	x	9.0	x	8.6	x	6.9	x	22.8	x	20.3	x

Company		5-Year EPS CAGR (2)	2004 PE/5-Year EPS CAGR				Dividend Yield
					LTM Margins (1)
					EBITDA	EBIT
Nectar at Market (CY) (3)		18.0%	0.9	x	12.3%	10.1%	0.0%
Mgmt Est. (CY) (4)
Nectar at $24.85 (CY) (3)		18.0	0.9		12.3	10.1	0.0
Mgmt Est. (CY) (4)

Direct Marketing
1-800-FLOWERS.com (5)		30.0%	0.7	x	4.4%	1.5%	0.0%

Social Expression
American Greetings (6)		9.5%	1.2	x	14.8%	11.6%	0.0%
Blyth		10.5	1.1		14.5	12.2	1.1

	Mean	10.0%	1.1	x	14.7%	11.9%	0.5%
	Median	10.0%	1.1	x	14.7%	11.9%	0.5%

Merchant & Transaction Processing
Alliance Data Systems		15.0%	1.9	x	18.5%	11.1%	0.0%
National Processing		12.0	1.7		20.9	16.5	0.0
Pegasus Solutions (7)		20.0	1.1		18.9	(4.2)	0.0

	High	20.0%	1.9	x	20.9%	16.5%	0.0%
	Mean	15.7%	1.5	x	19.4%	7.8%	0.0%
	Median	15.0%	1.7	x	18.9%	11.1%	0.0%
	Low	12.0%	1.1	x	18.5%	(4.2)%	0.0%

(1)  Source:  Latest publicly available financial statements.  Equity Market Cap based on diluted shares outstanding

(2)  LTM numbers are based upon the latest publicly available financial statements.  All projected sales, EBITDA, EBIT, and EPS estimates have been calendarized.  Projected sales, EBITDA, EBIT, and EPS source:  IBES median estimates.

(3)  EPS estimates based on IBES median. EBITDA estimates based on McDonald Research as of January 31, 2003.  All Classes of stock treated equally for the calculation of market capitalization.

(4)  Estimates source: Nectar management budget and forecast.  All Classes of stock treated equally for the calculation of market capitalization.

(5)  Pro Forma for $12.6 million acquisition of the Popcorn Factory.  All Classes of stock treated equally for the calculation of market capitalization.

(6)  Assumes conversion of $175 million convertible debentures (with strike price of $13.90) into Class A shares.

(7)  Pro Forma for convertible debt issued on July 21, 2003.

Review of Precedent Transactions

Direct Marketing Companies

$ in millions

Date Announced	Date Closed			Equity Consideration(1)	Enterprise Valuation	Enterprise Value Multiple of LTM			Target Business Description
		Acquiror	Target			Sales	EBITDA	EBIT
Aug-1999	Aug-1999	Softbank	1-800-FLOWERS [6.2%]	40.0	577.4	1.95	NA	NA	1-800-FLOWERS markets gifts such as flowers, plants, gourmet foods, candies and gift baskets via the internet, telephone, catalogs and retail stores.

Dec-1998	Apr-1999	Pinault- Printemps- Redoute	Brylane [50.1%]	231.9	841.3	0.63	9.8	13.4x	Brylane acts as a leading specialty-catalog retailer of value-priced apparel, targeting consumers of both special and regular-size apparel through its focused portfolio of catalog offerings.

Feb-1999	Mar-1999	Federated Department Stores	Fingerhut	1,350.4	1,611.0	0.90	7.8	10.5	Fingerhut sells a broad range of products and services, including Electronics 22%, Home Textiles 19%, and Housewares 17%, etc., directly to consumers via catalogs, telemarketing, and other media.

Apr-1998	Apr-1998	1-800- FLOWERS	Plow & Hearth	22.4	22.4	0.58	N.A.	N.A.

Based in Madison, Virginia, Plow & Hearth is a national catalog, retail, and internet company specializing in “Products for Country Living.” The company also has two retail stores and two catalog outlets.

Feb-1998	Apr-1998	Pinault- Printemps- Redoute	Brylane [43.7%]	408.6	408.6	0.98	9.7	11.7	Brylane acts as a leading specialty-catalog retailer of value-priced apparel, targeting consumers of both special and regular-size apparel through its focused portfolio of catalog offerings.

Oct-1996	Dec-1996	Brylane (Limited)	Chadwick’s of Boston (TJX)	242.8	327.8	0.68	6.6	7.6	Chadwick’s of Boston sells off-price women’s regular size apparel and related accessories through its catalog operations.

			High	$1,350.4	$1,611.0	$2.0	$9.8	13.4
			Mean	382.7	631.4	1.0	8.5	10.8
			Median	237.4	493.0	0.8	8.8	11.1
			Low	22.4	22.4	0.6	6.6	7.6

(1)       Equity Consideration represents the consideration paid for the portion of the target acquired.

(2)       Enterprise valuation includes $222.8mm in cash, a $20mm convertible subordinated note and $85mm in credit card receivables retained by TJX.

Review of Precedent Transactions(1)

Merchant Processing Companies

$ in millions

Date Announced	Date Closed			Equity Consideration(1)	Enterprise Valuation	Enterprise Value Multiple of LTM						Target Business Description
		Acquiror	Target			Revenue		EBITDA		EBIT
2-Apr-03	NA	First Data Corp.	Concord	$7,000.0	$5,800.0	5.5	x	11.2	x	14.7	x	Concord provides technology and network systems that make payments and other financial transactions.

8-Jul-02	3-Oct-02	eBay	PayPal	1,486.0	1,486.0	8.6		NM		NM		PayPal enables any business or consumer with e-mail to send and receive online payments securely, conveniently and cost- effectively.

7-May-01	24-Jul-01	US Bancorp	NOVA	2,100.0	2,315.5	1.5		12.5		19.8		Nova is an integrated provider of transaction processing services, related software application products and value-added services primarily to small-to-medium sized merchants.

13-Mar-01	3-Apr-02	GTCR Golder Rauner	PSINet Transaction Solutions	285.0	280.0	1.5		5.1		6.5		PSINet Transaction Solutions is the e- commerce data-communications unit of Internet Service Provider PSINet.

9-Nov-00	21-Mar-01	National Data Corp.	CIBC Merchant Card	172.6	172.6	1.9		5.7		7.4		CIBC Merchant Card is the merchant card services business of CIBC, a leading North American bank.

22-Mar-99	27-Jul-99	First Data Corp.	Paymentech	417.2	455.0	4.4		13.6		22.2		Paymentech is a one-stop credit card and electronic payment processing company.

High	$7,000.0	$5,800.0	8.6	x	13.6	x	22.2	x
Mean	1,910.1	1,751.5	3.9		9.6		14.1
Median	951.6	970.5	3.2		11.2		14.7
Low	172.6	172.6	1.5		5.1		6.5

(1)          Equity Consideration represents the consideration paid for the portion of the target acquired.